 Exhibit 10.35
FIRST

AMENDMENT TO EMPLOYMENT AGREEMENT

JOHN L. WORKMAN (“Executive”), and OMNICARE Management., a Delaware corporation (the “Company”), hereby agree as follows:

1. Recitals.

(a) The Company and Executive have entered into an employment agreement, dated October 21, 2009 (the “Employment Agreement”); and

(b) The Company and the Executive wish to amend the Employment Agreement as set forth below.

2. Amendments.

(a) Section 2.2 is hereby amended to read as follows:

2.2           INCENTIVE COMPENSATION.  During the Term, Executive shall be eligible to participate in the Company’s Annual Incentive Plan for Senior Executive Officers (or successor plan; “AIP”) and such other bonus and annual incentive compensation plans as may be maintained by the Company for its executives.  Executive shall have the opportunity to earn an annual target bonus of at least 75% (at least 100% beginning with the 2011 fiscal year) of Executive’s Base Salary; provided, Executive’s annual bonus for the 2010 fiscal year shall not be less than a target-level amount.  Executive’s annual bonus (which may be greater or, except for the 2010 fiscal year, less than the target bonus percentage established above) to the extent earned and payable, shall be paid at such time or times as is provided under and otherwise in accordance with the terms of the AIP.

(b) Section 3.7 is hereby amended to read as follows:

3.7           CHANGE IN CONTROL ADJUSTMENTS.  The Executive will not be entitled to any payment (including no tax gross-up) in respect of any taxes he may owe pursuant to Section 4999 of the Internal Revenue Code.  In the event that any Change in Control benefits or other benefits otherwise payable to the Executive (i) constitute “parachute payments” within the meaning of Section 280G of the Code, and (ii) but for this Section 3.7, would be subject to the excise tax imposed by Section 4999 of the Code, then any Change in Control benefits and other benefits hereunder shall be either (x) delivered in full, or (y) delivered as to such lesser extent which would result in no portion of such benefits being subject to excise tax under Section 4999 of the Code, whichever of the foregoing amounts, taking into account the applicable federal, state and local income and employment taxes and the excise tax imposed by Section 4999 of the Code (and any equivalent  state or local excise taxes), results in the receipt by the Executive on an after-tax basis, of the greatest amount of benefits, notwithstanding that all or some portion of such benefits may be taxable under Section 4999 of the Code.  Unless the Company and the Executive otherwise agree in writing, any determination required under this Section 3.7 will be made in writing by independent public accountants as the Company and the Executive agree (the “Accountants”), whose determination will be conclusive and binding upon the Executive and the Company for all purposes.  For purposes of making the calculations required by this Section 3.7, the Accountants may make reasonable assumptions and approximations concerning applicable taxes and may rely on reasonable, good faith interpretations concerning the application of Sections 280G and 4999 of the Code.  The Company and the Executive agree to furnish to the Accountants such information and documents as the Accountants may reasonably request in order to make a determination under this provision.  The Company will bear all costs the Accountants may reasonably incur in connection with any calculations contemplated by this provision.  Any reduction in payments and/or benefits required by this provision shall occur in the following order: (1) reduction of cash payments; (2) reduction of vesting acceleration of equity awards; and (3) reduction of other benefits paid or provided to the Executive.  In the event that acceleration of vesting of equity awards is to be reduced, such acceleration of vesting shall be cancelled in the reverse order of the date of grant for the Executive’s equity awards.  If two or more equity awards are granted on the same date, each award will be reduced on a pro-rata basis.

(c) A new Section 6.17 is hereby added to read as follows:

6.17           CLAWBACK.  Executive acknowledges and agrees that any compensation paid or awarded to Executive in connection with his employment with the Company shall be subject to any clawback requirements as set forth by law and regulation.

3. General.

Except as specifically amended herein, the Employment Agreement will remain in full force and effect in accordance with its original terms, conditions and provisions.

IN WITNESS WHEREOF, the parties have duly executive this amendatory agreement as of December 7, 2010.

EXECUTIVE	OMNICARE, INC.
/s/ John L. Workman	/s/ Erin Ascher
John L. Workman	Erin Ascher
SVP, Human Resources